EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP)

We have issued our report dated November 29, 2022 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of ESCO Technologies Inc. on Form 10-K for the year ended September 30, 2022. We consent to the incorporation by reference of said report in the Registration Statements of ESCO Technologies Inc. on Forms S-8 (File No. 333-63930, File No. 333-223029, and File No. 333-231364).

/s/ GRANT THORNTON LLP

St. Louis, Missouri

November 29, 2022